EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

by and among

PAUL SLUTZKY

CHARLES B. SLUTZKY

DAVID SLUTZKY

GARY SLUTZKY

CAROL SLUTZKY-TENEROWICZ

and

PEAK RESORTS, INC.

November 30, 2015

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4.1.	Organization of Buyer.	21
4.2.	Power and Authority.	21
4.3.	No Conflicts.	22
4.4.	Purchase for Investment.	22
4.5.	Purchase Price Funding	22
4.6.	Litigation.	22
4.7.	Brokers.	22
4.8.	No Divestitures.	23
Article 5
COVENANTS		23
5.1.	Employment Matters..	23
5.2.	Benefit Plans.	23
5.3.	Agreement on Parking and Facility Passes.	23
5.4.	Access to Shop..	24
Article 6
CLOSING		24
6.1.	Closing.	24
Article 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		24
7.1.	Representations and Warranties; Compliance with Covenants.	24
7.2.	No Material Adverse Effect.	24
7.3.	No Injunction.	25
7.4.	Release of Liens.	25
7.5.	Assignment.	25
7.6.	Related Documents.	25
7.7.	FIRPTA.	25
7.8.	Resignations.	25
7.9.	Settlement of Accounts.	25
7.10.	Title Commitments.	25
7.11.	Due Diligence Period.	25
Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		25
8.1.	Representations and Warranties; Compliance with Covenants.	26
8.2.	No Injunction.	26
8.3.	Settlement of Accounts.	26
8.4.	Related Documents.	26
Article 9
COVENANTS		26
9.1.	Regulatory Filings, Etc.	26

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9.2.	Injunctions..	26
9.3.	Access to Information.	27
9.4.	Expiration of Due Diligence Period..	27
9.5.	No Extraordinary Actions by the Sellers.	27
9.6.	Commercially Reasonable Efforts; Further Assurances.	29
9.7.	Use of Names; Name Change.	30
9.8.	Confidentiality; Publicity.	31
9.9.	Transition..	31
9.10.	Access to Records After the Closing.	31
9.11.	No Employee Solicitation.	32
9.12.	No Solicitation.	32
9.13.	New Reservoir Legal Expenses.	32
9.14.	Transfer of Deming Property.	32
9.15.	Sale of Certain Condominium Units.	33
Article 10
SURVIVAL AND INDEMNIFICATION		33
10.1.	Survival. .	33
10.2.	Indemnification by Sellers.	33
10.3.	Indemnification by Buyer.	33
10.4.	Limitations on Indemnification.	34
10.5.	Sellers’ Representative.	35
Article 11
TAX MATTERS		35
11.1.	Tax Indemnification.	35
11.2.	Tax Refunds.	37
11.3.	Preparation and Filing of Tax Returns and Payment of Taxes.	37
11.4.	Tax Cooperation.	38
11.5.	Tax Audits.	38
11.6.	Tax Treatment of Indemnification Payment.	40
11.7.	338(h)(10) Election.	40
11.8.	Tax Sharing Agreements.	41
11.9.	Survival of Obligations..	41
Article 12
TERMINATION		41
12.1.	Termination.	41
12.2.	Other Agreements; Material To Be Returned.	42
12.3.	Effect of Termination.	42
Article 13
MISCELLANEOUS		42
13.1.	Complete Agreement..	42
13.2.	Waiver, Discharge, etc.	43

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13.3.	Fees and Expenses.	43
13.4.	Amendments.	43
13.5.	Notices.	43
13.6.	Venue.	44
13.7.	Governing Law; Waiver of Jury Trial.	44
13.8.	Headings.	44
13.9.	Interpretation..	44
13.10.	Exhibits and Schedules..	44
13.11.	Successors.	45
13.12.	Remedies..	45
13.13.	Third Parties.	45
13.14.	Severability.	45
13.15.	Counterparts; Effectiveness.	45
13.16.	NO OTHER REPRESENTATIONS..	45
13.17.	CONDITION OF THE BUSINESS.	46
13.18.	NO OTHER REPRESENTATIONS.	46
13.19.	INDEPENDENT INVESTIGATION..	46

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Index of Schedules

Schedule 1.1	Capital Leases
Schedule 2.4	Excluded Assets
Schedule 3.3	Subsidiaries and Stock Investments
Schedule 3.6	Government Authorization
Schedule 3.7(a)	Capital Expenditures Program
Schedule 3.7(b)	Other Material Indebtedness, Obligations or Other Liabilities
Schedule 3.8	Powers of Attorney
Schedule 3.9	Seller Brokers
Schedule 3.10(a)	Government Investigations
Schedule 3.10(b)	Notices of Non-Compliance
Schedule 3.10(c)	Business Not Conducted in Compliance with the Law
Schedule 3.11(a)	Insurance Policies
Schedule 3.11(b)	Worker’s Compensation Claims
Schedule 3.12(a)	Litigation
Schedule 3.12(b)	Material Orders, Judgments, Injunctions and Decrees
Schedule 3.13(a)	Missing Approvals for the Operation of the Business
Schedule 3.13(b)	Compliance with Government Approvals
Schedule 3.13(c)	Suspension or Cancellation of Approvals
Schedule 3.13(d)	Material Approvals Required
Schedule 3.14(a)	Labor Matters
Schedule 3.14(d)	NLRA Actions
Schedule 3.15(a)	Employee Benefit Plans
Schedule 3.15(e)	Severance or Accelerated Compensation
Schedule 3.15(i)(1)	Full Time Employees
Schedule 3.15(i)(2)	Employees with Employment Agreements
Schedule 3.16(a)(1)	Owned Real Property
Schedule 3.16(a)(2)	Real Property Leases
Schedule 3.16(a)(3)	Real Property Leases Not in Effect
Schedule 3.16(a)(4)	Real Property Leases Breached or in Default
Schedule 3.16(c)	Real Property Options or Rights of First Refusal
Schedule 3.16(d)	Notices of Condemnation
Schedule 3.16(f)(i)	Third Party Leases
Schedule 3.16(f)(ii)	Third Party Real Property Leases not in Full Force and Effect
Schedule 3.16(g)	Notice of Violations Related to Real Property
Schedule 3.17(c)	Tax Audits
Schedule 3.17(d)	481(a) Adjustments
Schedule 3.18	Contracts and Commitments
Schedule 3.18(k)	Contracts in Excess of $100,000
Schedule 3.19(a)	Environmental Laws
Schedule 3.19(b)	Environmental Claims

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Schedule 3.20(a)	Patents, Trademarks, Copyrights and Software
Schedule 3.20(b)	Intellectual Property Violations
Schedule 3.21(a)	Related Party Assets
Schedule 3.21(b)	Related Party Contracts
Schedule 3.23	Water Rights
Schedule 4.7	Buyer Brokers
Schedule 9.5	Extraordinary Actions
Schedule 9.6(g)	Licenses
Schedule 9.7	Use of Names
Schedule 9.14	New Reservoir Property

7

EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November __, 2015 (the “Effective Date”), by and among PAUL SLUTZKY, CHARLES B. SLUTZKY, DAVID SLUTZKY, GARY SLUTZKY, and CAROL SLUTZKY-TENEROWICZ (each a “Seller” and together “Sellers”), and PEAK RESORTS, INC., a Missouri corporation (“Buyer”), for the sale and purchase of all of the outstanding capital stock (the “Stock”) of each of Hunter Mountain Ski Bowl, Inc., Hunter Mountain Festivals, Ltd., Hunter Mountain Rentals, Inc., Hunter Resort Vacations, Inc., Hunter Mountain Base Lodge, Inc., and Frosty Land, Inc. (each a “Company” and collectively the “Companies”).  Sellers and Buyer may hereinafter be referred to as a “Party” or the “Parties”).

Recitals

A.Sellers collectively own all of the Stock of the Companies.

B.Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers all of the Stock upon the terms and subject to the conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

Article 1 CERTAIN DEFINITIONS
1.1. Certain Definitions. As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Affiliate” of any specified Person means any other Person, directly or indirectly Controlling, Controlled by or under common Control with the specified Person.

“Approvals” means franchises, licenses, permits, certificates of occupancy and other required approvals, authorizations and consents.

“Base Balance Sheet” means the balance sheet of the Companies at April 30, 2014.

“Base Balance Sheet Date” means April 30, 2014.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Expenditures” means the aggregate of all expenditures incurred by a Person with respect to and/or in connection with either (i) acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or (ii) additions, improvements, replacements and/or repairs to real property, existing buildings and improvements, and/or equipment and all other expenditures that should be capitalized under GAAP on a balance sheet.

“Capital Lease” means any capital lease listed on Schedule 1.1.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract, agreement, Lease (including any Real Property Lease), instrument or guarantee (including any amendments, modifications, extensions or replacements thereof), option agreement or agreement conferring similar rights.

“Control” means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location for which the Companies are alleged to be responsible, or (b) any violation, or alleged violation, of any Environmental Law by the Companies.

“Environmental Laws” means all federal, state and local Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was): (i) a member of a “controlled group of corporations” with, (ii) under “common control” with, or (iii) a member of an “affiliated service group” with any of the Companies as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with any of the Companies within the meaning of Section 4001(b)(1) of ERISA.

“Financial Statements” means the unaudited, reviewed balance sheets and statements of operations, stockholder’s equity and cash flows of each Company reflected in such statements as of and for the fiscal year ending April 30, 2014.

“GAAP” means United States generally accepted accounting principles.

“Governmental Agency” means any federal, state or local governmental body or other regulatory or administrative agency or commission.

“Indebtedness” means (i) any liability, contingent or otherwise, of any Company (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Company or only to a portion thereof) or (b) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (ii) any liability of others of the kind described in the preceding clause (i) which such Company has guaranteed or which is otherwise its legal liability; and (iii) any monetary obligation secured by a lien to which the property or assets of such Company is subject, whether or not the obligations secured thereby shall have been assumed by it or shall otherwise be its legal liability, but not including Liens of the nature described in clauses (ii) through (ix) of the definition of “Permitted Exceptions”.   In no event shall Indebtedness include trade payables or operating lease obligations.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form) and similar algorithms databases and compilations (“Software”) together with all data and technology supporting the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing, (vi) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) telephone numbers and Internet protocol addresses, and (viii) all rights in the foregoing and in other similar intangible assets, and (ix) all applications and registrations for the foregoing.

“Judgment” means any judgment, ruling, writ, injunction, order, arbitral award or decree issued by a court of competent jurisdiction.

“Knowledge” (and any similar phrases as they relate to Sellers or the Companies) means the existing actual knowledge of Sellers.

“Law” means any applicable Judgment, law, statute, rule or regulation of any Governmental Agency.

“Lease” means any written lease, sublease, or similar occupancy right in real or personal property.

“Lien” means any lien, encumbrance, security interest (whether or not the subject of a UCC financing statement), charge, mortgage, UCC financing statement, right of first offer, right of first refusal, collateral assignment or pledge of any nature whatsoever which encumbers or affects the Stock, any Company and/or any of any Company’s assets.

“Litigation” means any arbitration, action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

“Material Adverse Effect” means an event or occurrence that materially and adversely effects the operations, properties, assets, liabilities or financial condition of the business of the Companies taken as a whole; provided, however, that for purposes of determining whether a “Material Adverse Effect” has occurred, effects, conditions, events and other circumstances (collectively, “Events”) arising out of any and all the following shall be disregarded: (i) general economic conditions, changes, effects, events or circumstances in any market or geographic areas the specified Person operates, except to the extent such Events disproportionately affect such specified Person and its Subsidiaries, (ii) changes, effects, conditions, events or circumstances that generally affect the ski, resort or hospitality industries, (iii) in the case of the Companies, any effect which the financial condition of the Companies may have on the terms and conditions on which inventory or other assets are purchased by such Company (provided that such effect will be taken into account for purposes of this definition of Material Adverse Effect only to the extent such effect would reasonably be expected to have a material adverse effect (taking into account the reasonably expected duration of said effect) on such Company following the Closing), (iv) any bankruptcy or insolvency of, or any other event affecting the service of, any airline conducting business at any airport servicing Resort, or any reduction in or elimination of service by any such airline (or any announcement that any such reduction or elimination is to occur), (v) acts of God or other calamities, any acts of terrorism or acts of war, whether occurring within or outside the United States, or any effect of any such acts on general economic or other conditions, (vi) any climatic or weather condition, except to the extent of any damage or destruction of the assets of such specified Person or its Subsidiaries which has a material and adverse effect on such Person and its Subsidiaries and which is caused by such damage or destruction, (vii) changes in Law, GAAP or other applicable accounting standards or interpretations thereof; (viii) any failure to meet internal projections, estimates or expectations; (ix) the resignation or termination of any employee; (x) any delay of completion of any Company’s capital expenditure program; (xi) any adverse regulatory action taken or threatened by any Governmental Agency relating to the ability of any Company to continue to utilize its current source of water (it being acknowledged that the non-compliance of such usage with applicable laws and regulations has been fully disclosed by Sellers to Buyer);  or (xii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

“Multiemployer Plan” means an employee pension benefit plan, as defined in Section 3(37) of ERISA, to which the Sellers or any of their ERISA Affiliates contribute, have contributed, are obligated to contribute or have been obligated to contribute.

“Mutual Non-Disclosure/Confidentiality Agreement” means that certain agreement, dated October 3, 2015, by and between Buyer and Hunter Mountain Ski Bowl, Inc.

“Outstanding Indebtedness” means the aggregate outstanding principal balance of, and accrued but unpaid interest on, all Indebtedness of the Companies, calculated as of the close of business on the day immediately preceding the Closing Date.

“Permitted Exceptions” means (i) Liens disclosed on any balance sheet included in the Financial Statements or securing liabilities reflected therein; (ii) Liens for taxes, assessments and similar charges that are not yet due and payable; (iii) mechanic’s, materialman’s, carrier’s, repairer’s, landlord’s and other similar Liens arising out of applicable Law arising or incurred in the ordinary course of business; (iv) easements, rights-of-way, restrictions and other similar charges or encumbrances the existence of which do not materially adversely detract from the value of the property affected by such encumbrances(s) and do not materially interfere with the operation of the Companies’ respective businesses as currently conducted; (v) Liens or other encumbrances that would be disclosed by an accurate survey of the Real Property provided that the same do not materially adversely detract from the value of the property affected by such encumbrance(s) and do not materially interfere with the operation of the Companies as currently conducted; (v) all registered and unregistered municipal agreements and agreements with public and private utilities; (vi) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations; (vii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice (viii) applicable zoning regulations and ordinances, and building, health and other applicable laws or ordinances; and (ix) any exceptions to title set forth in any title commitment in connection with the transactions contemplated herein.

“Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Agency or any other entity.

“Related Documents” means all agreements, instruments and certificates described in or contemplated by this Agreement or reasonably requested by either Buyer or the Sellers that are to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, good standing certificates, incumbency certificates and secretary certificates for the Parties.

“Resorts” means the mountain resorts operated by Hunter Mountain Ski Bowl, Inc.

“Subsidiary” of any specified Person means any other Person (i) as to which more than 50% of its outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, limited liability company, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

“Taxes” means all taxes, charges, fees, duties or levies, imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Returns” means all returns and reports, information returns, or payee statements (including, elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Agency relating to Taxes.

“Title Commitments” shall mean the title commitments issued by a title company related to the real property on which the Resorts are located.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

Article 2 PURCHASE PRICE AND EXCLUSIONS TO SALE OF STOCK

2.1. Sale and Purchase of Stock.   At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Stock.  The aggregate purchase price for the Stock shall be $35,000,000 as adjusted pursuant to Section 2.3 (the “Purchase Price”).

2.2. Payment at the Closing.
(a) Payments by Buyer.
(i) Purchase Price. At the Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to Sellers.
(ii) Capital Leases. To the extent the Capital Leases are not assumed by Buyer, Buyer shall pay or cause to be paid at the Closing, the amounts due under the Capital Leases.

(b) Payments by the Sellers.   Prior to the Closing, the Sellers shall pay in full or shall request in writing at least three Business Days prior to the Closing that Buyer apply a portion of the Purchase Price to such payment: (i) the outstanding principal amount of the Outstanding Indebtedness, calculated as of the close of business the day immediately preceding the Closing Date, and (ii) all fees and expenses of the Companies’ legal, accounting, and financial advisors including brokers and investment bankers related to this Agreement or the transactions contemplated hereby, and all other amounts then owed to any of the foregoing by the Companies as of the Closing Date. The Parties agree and acknowledge that the Capital Leases will not be repaid or prepaid at or prior to Closing and that the obligations and rights associated therewith shall remain with the Companies.

(c) Debt Service Payments.  Notwithstanding the above, for any payments made by the Companies, or any one of them, toward the Outstanding Indebtedness other than in connection with a Capital Lease (“Debt Service Payments”) are made between the Effective Date and the date immediately preceding the Closing Date, (i) to the extent any portion of such Debt Service Payments reduces the outstanding principal amount of the Outstanding Indebtedness, such portion of the Debt Service Payments shall be treated as a payment under Section 2.2(b)(i) above and (ii) to the extent any portion of such Debt Service Payments is to pay interest, such portion of the Debt Service Payments shall not be treated as a payment under Section 2.2(b)(i) above.

2.3. Purchase Price Allocation. The Purchase Price shall be allocated across the Stock of the Companies in a manner mutually agreed to by the Parties within 45 days after the Closing.

2.4. Excluded Assets.  Notwithstanding the sale of all of the Stock to Buyer on the terms and conditions herein, prior to the Closing Date, Sellers shall sell, transfer, or assign or cause a Company or the Companies, as the case may be, to sell, transfer, or assign certain assets of the Companies identified and listed on Schedule 2.4 (the “Excluded Assets”) to a third party and shall not be sold, transferred or assigned to Buyer pursuant to this Agreement.

Article 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of the Companies attached to and made part of this Agreement, (the “Schedules”).  The disclosures in the Schedules, and those in any update or supplement thereto, relate only to the representations and warranties in the sections of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.  Sellers jointly and severally represent and warrant to Buyer as follows:

3.1. Organization and Qualification.   Sellers have previously delivered to or made available to Buyer, prior to the date hereof, complete and correct copies of the Certificates of Incorporation and bylaws (or similar organizational documents) of each Company, as each of the same may have been amended, each of which is in full force and effect. Each of the Companies is a corporation duly formed, validly existing and in good standing under the laws of the State of New York and each Company has all requisite power and authority to carry on its business as presently owned or conducted.

3.2. Title to the Stock.   Sellers own, and as of the Closing Date, will own beneficially and of record, free and clear of any Lien as of the Closing Date  with full right, power and authority to transfer, convey and deliver, the Stock and, upon delivery of and payment for the Stock at the Closing as herein provided, Sellers will convey to Buyer good and valid title thereto, free and clear of any Lien. The Stock consists of all of the issued and outstanding capital stock in each Company. Except for the rights of Buyer under this Agreement, there is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the Stock and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to the Stock.

3.3. Subsidiaries.   Except as set forth on Schedule 3.3, none of the Companies have any Subsidiaries, and do not directly or indirectly own or have any investment in the capital stock of, or other propriety interest in, any Person.

3.4. Binding Obligation.   This Agreement has been duly executed and delivered by Sellers and, assuming that this Agreement constitutes a legal, valid and binding obligation of Buyer, constitutes the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (the exceptions set forth in (i) and (ii), the “Enforceability Exceptions”).

3.5. No Default or Conflicts.  The execution and delivery by Sellers of this Agreement and the Related Documents to which they are a party, and the performance by them of their respective obligations hereunder and thereunder,  except as would not have a Material Adverse Effect on the Companies taken as a whole:   (a) does not and will not result in any violation of, or breach or default under the Certificate of Incorporation or bylaws (or equivalent organizational documents) of any of the Companies (subject to receipt of approval of the shareholders of Companies, which has not yet been obtained); (b) assuming compliance with the matters referred to in Section 3.6, to the Knowledge of Sellers does not and will not violate or result in a breach or default under any existing applicable Law material to the business of any Company or any Judgment of any Governmental Agency having jurisdiction over any of Sellers or the Companies properties in any material respect; (c) to the Knowledge of Sellers does not and will not result in the imposition of any Lien upon any of the assets of the Companies; and (d) to the Knowledge of Sellers does not and will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel any Contract to which Sellers, the Companies is a party or by which Sellers, the Companies is bound or to which any of their respective assets is subject.

3.6. No Governmental Authorization or Consent Required.  Except as set forth on Schedule 3.6, to the Knowledge of Sellers no authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by the Companies in connection with the due execution and delivery by Sellers of this Agreement and the consummation by such Persons of the transactions contemplated hereby, other than such authorizations, approvals, notices or filings with any Governmental Agency that, if not obtained or made, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Adverse Effect on the Companies taken as a whole.

3.7. Financial Statements.   The Financial Statements fairly present, in all material respects, the financial position of each of the Companies stated therein, the results of operations, stockholder’s equity and cash flows for the periods indicated. The Financial Statements have been accurately derived from the books and records of the Companies. None of the Companies have any material indebtedness, obligations or other liabilities of a kind required to be disclosed in its financial statements under the Companies standard accounting practices other than those (i) fully reflected in, reserved against or otherwise described in the Base Balance Sheet; (ii) incurred in the ordinary course of business since the Base Balance Sheet Date, including but not limited to work in progress on capital expenditures which are contemplated by the capital expenditures program set forth on Schedule 3.7(a) (the “Capital Program”)) or (iii) set forth on Schedule 3.7(b).

3.8. Powers of Attorney.  Except as set forth on Schedule 3.8, none of the Companies have any material outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not an employee or officer of a Company.

3.9. Brokers.  Except as set forth on Schedule 3.9, no broker, finder, agent, investment banker, financial advisor or similar Person has acted for or on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby (a “Seller Broker”), and no broker, finder, agent, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Companies or any action taken by any such Person.

3.10. Compliance with Laws.  As of the date hereof, except as set forth in Schedule 3.10(a), to the Knowledge of Sellers no investigation or material review by any Governmental Agency with respect to any of the Companies is pending or threatened.  To the Knowledge of Sellers,  and except as set forth in Schedule 3.10(b), none the Companies have received any notice or communication of any noncompliance by the Companies in any material respect with any applicable Laws.  To the Knowledge of Sellers, and except as set forth on Schedule 3.10(c), each of the Companies is currently conducting, and has at all times since December 31, 2013 conducted, their respective businesses in compliance in all material respects with all applicable Laws.

3.11. Insurance.

(a) Schedule 3.11(a) sets forth as of the date hereof contains a description of each insurance policy (the “Insurance Policies”) of each Company. Except as noted on Schedule 3.11(a) and as of the date hereof, (i) all Insurance Policies are in full force and effect and all premiums due and payable thereunder have been paid in full and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, (ii) there are no pending claims in excess of $50,000 under any Insurance Policy as to which the respective insurers have denied coverage and (iii) since December 31, 2014, each Company has been fully insured for worker’s compensation claims. The Sellers and the Companies have not received any notice from any insurance company of such insurance company’s intention not to renew any such Insurance Policy applicable to any Company or materially increase the premiums thereunder beyond such premiums currently in effect.

(b) Schedule 3.11(b) sets forth a true and correct list of any pending worker’s compensation claims not covered by insurance.

3.12. Litigation.   Except as disclosed on Schedule 3.12(a), to the Knowledge of Sellers there is no Litigation pending or, to the Knowledge of Sellers, threatened against any of the Companies or their respective properties or assets that, with respect to each such Litigation (i) is not fully covered by insurance or (ii) is covered by insurance and would reasonably be expected to result in a liability to the Companies in excess of $50,000 individually or $150,000 in the aggregate for all such Litigation or would reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.12(b),  the Companies are not subject to any material order, Judgment, injunction or decree of any Governmental Agency.

3.13. Approvals.   Except as set forth in Schedule 3.13(a), to the Knowledge of Sellers the Companies have in full force and effect all material Approvals necessary for the operation of the business of the Companies as presently conducted,  including for this purpose any Approvals necessary for any development or construction activity that has been commenced with respect to any Real Property, or otherwise to the extent required by applicable Law.  Since December 31, 2014, except as set forth on Schedule 3.13(b), to the Knowledge of Sellers the Companies have been in substantial compliance with the terms of each Approval and have not received written notice of any material default under any such Approval. Except as set forth on Schedule 3.13(c), to the Knowledge of Sellers, no suspension or cancellation of any such Approval is threatened and there is no basis to believe that any such Approval will not be renewed upon expiration. To the Knowledge of Sellers,  Schedule 3.13(d) sets forth a list of all material Approvals required for the operation of the business of the Companies as presently conducted.

3.14. Labor Matters.

(a) Except as set forth on Schedule 3.14(a), the Companies are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages and hours, fair labor standards, collective bargaining, discrimination, civil rights, immigration, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and similar tax.

(b) The Companies have complied in all material respects with the WARN ACT, and have no plans to undertake any action in the future that would trigger the WARN Act.

(c) There are no strikes, work stoppages, lockouts, boycotts or material labor disputes pending or, to the Knowledge of Sellers, threatened against or affecting the Companies, and there have been no such events or actions since December 31, 2014.

(d) Except as set forth on Schedule 3.14(d), as of the date hereof, none of the Sellers has received written notice of any pending or, to the Knowledge of Sellers, threatened (i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, (ii) grievances or arbitrations, or (iii) organizational drives or unit clarification requests, in each case against or affecting any Company. There are no collective bargaining agreements or similar labor agreements that any Company is bound by, party to or in the process of negotiating.

3.15. Employee Benefit Plans.

(a) Schedule 3.15(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, cafeteria plan benefits, life, health, medical, or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), employee assistance program, disability or sick leave benefits, worker’s compensation, supplemental unemployment benefits, insurance coverage (including any self-insured arrangements), post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit or compensation plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as “Plans”), under which any employee, former employee, consultant, former consultant, director or former director of any  Company has any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by any  Company or any ERISA Affiliate or under which any  Company or any ERISA Affiliate has any present or future liability (including, without limitation, contingent liability).

To the extent any  Company sponsors, maintains, contributes to, is required to contribute to, or has any present or future liability (including, without limitation, contingent liability) with respect to any such Plans, the same shall be collectively referred to as the “Company Plans.”

(b) With respect to each Company Plan, Buyer has been furnished access to a current and complete copy (or, to the extent no such copy exists, a description) thereof and all amendments thereto, and, to the extent applicable: (i) any related trust agreement, annuity contract, or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description or other written description or interpretation thereof; (iv) for the three most recent plan years, if applicable, (a) the Form 5500 and attached schedules, (b) audited financial statements, (c) actuarial valuation reports and (d) attorneys’ responses to any auditor’s request for information; (v) any correspondence and other materials submitted to or received from the IRS or Department of Labor in connection with any correction program with respect to the Company Plans; (vi) any correspondence and other materials submitted to or received from any Multiemployer Plan or its trustees with respect to its funding status or potential withdrawal liability; and (vii) all contracts and other service agreements with any third party administrators in connection with the Company Plans.

(c) (i) Each Company Plan has been established, maintained, and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (and each related trust agreement, annuity contract, or other funding instrument) has received a favorable determination letter or may rely on an opinion letter from the IRS as to its qualification, and the Companies have no Knowledge of any reason why any such opinion letter would reasonably be expected to be revoked or, if permitted under rules adopted by the IRS, not be reissued; (iii) for each Company Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA, neither the Companies nor any of their ERISA Affiliates has or will have any liability or obligation under any plan which provides medical, death or other welfare benefits with respect to current or former employees of any  Company beyond their termination of employment (other than coverage mandated by Law) and no condition exists which would prevent any  Company from amending or terminating any such welfare plan; (iv) to the Knowledge of Sellers, no event has occurred with respect to any Company Plan that would subject any  Company to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (v) to the Knowledge of the Companies, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code, other than any such transaction which is subject to an administrative or statutory exemption) has occurred with respect to any Company Plan; (vi) to the Knowledge of Sellers,  none of the Companies or any plan fiduciary of any Company Plan subject to ERISA has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; and (vii) each Company Plan which is a “group health plan” as defined in Section 607(1) of ERISA has been operated in material compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code, as well as with the provisions of any similar state law, at all times.

(d) None of the Companies or any of their ERISA Affiliates have ever (i) maintained, contributed to, or been obligated to contribute to any plan which is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or (ii) contributed to, been obligated to contribute to, or incurred any liability to a Multiemployer Plan as defined in Section 3(37) of ERISA. No liability under Title IV of ERISA has been incurred by any Company or any ERISA Affiliate that has not been satisfied in full.

(e) Except as set forth on Schedule 3.15(e) the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee, director or consultant of any Company to severance pay or accelerate the time of payment or vesting of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. Except as set forth on Schedule 3.15(e) there is no Company Plan covering any current or former employee, director or consultant of any  Company that, individually or collectively, will give rise to the payment of any amount that would not be deductible by such Company pursuant to Section 280G of the Code.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required by each Company Plan or by any applicable Law or agreement to have been made under any Company Plan to any fund, trust, or account established thereunder or in connection therewith have been made by the due date thereof, or the deadline for making such contribution has not yet passed.

(g) None of the Company Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA. With respect to any of the Company Plans which are self-insured welfare benefit plans, no claims have been made pursuant to any such plans that have not been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plans where the liability has in the aggregate with respect to each such individual exceeded $25,000 per year.

(h) Each of the Plans is in full force and effect, enforceable by the Companies in accordance with its terms. There is no Litigation pending or, to the Knowledge of Sellers, threatened alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any Company Plan, nor to the Knowledge of the Sellers, any pending or threatened arbitration, proceeding or investigation. To the Knowledge of the Sellers, no Company or any ERISA Affiliate or any of their respective directors, officers, employees or other fiduciaries (as such term is defined in Section 3(21) of ERISA) has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Company Plan.

(i) Schedule 3.15(i)(1) lists all of the full-time year-round employees of each Company as of the date hereof, together with their respective salaries and date of hire; such list will be updated as of five Business Days prior to the Closing Date and delivered to Buyer prior to the Closing Date.  Schedule 3.15(i)(2) also identifies those employees of each Company who are parties to employment agreements, bonus agreements or other written agreements relating to compensation and identifies those agreements.

(j) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of, and subject to, Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the proposed regulations issued thereunder and Internal Revenue Service Notices 2005-1 and 2006-79.

3.16. Real Property.

(a) Schedule 3.16(a)(1) is a complete and accurate list of all real property owned by any Company as of the date hereof and which is to be acquired and owned by any Company on or prior to the Closing Date (the “Owned Real Property”).  Schedule 3.16(a)(2) is a complete and accurate list of all leases, subleases, licenses, permits and other agreements, documents or instruments and all amendments, modifications and/or supplements thereto (collectively, the “Real Property Leases”) under which any Company lease, sublease, license, use or occupy any real property, (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property” and together with the Owned Real Property, (the “Real Property”). Sellers have delivered to Buyer, prior to the date hereof, copies of the Real Property Leases, all of which are true, complete and correct in all material respects. Except as set forth in Schedule 3.16(a)(3), each Real Property Lease is in full force and effect as to the applicable Company and, to the Knowledge of Sellers, as to the other parties thereto. Except as set forth in Schedule 3.16(a)(4), neither the applicable Company nor, to the Knowledge of Sellers, any other party to such Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.  The Real Property is all of the material real property that is necessary for the operation of the business of the Companies as presently conducted. Except as set forth in Schedule 3.16(a)(4), none of the Companies have received notice that any party to any Real Property Lease intends, or has threatened, to terminate or revoke all or any rights granted in favor of any Company thereunder.

(b) The Companies own good and insurable title to the Owned Real Property and good and valid leasehold interests in the Leased Real Property.  The foregoing representation (a) shall not be construed in any event to relate to the fee interest in any Leased Real Property and (b) shall be deemed deleted with respect to any matter covered by a title insurance policy obtained by the Companies or Buyer.

(c) Except as set forth on Schedule 3.16(c), there are no outstanding options or rights of first refusal to purchase or lease the Real Property or any portion thereof or interest therein, other than rights running in favor of any Company, and the Real Property is free from agreements creating any obligation on the part of any Person-to sell, lease or grant a third party option to sell or lease.

(d) Except as set forth in Schedule 3.16(d), the Sellers have not received notice of and there is no pending or, to the Knowledge of Sellers, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(e) All chairlifts, gondolas, buildings and other improvements, access roads and ski-runs used in connection with the Resorts and the conduct of the business of each Company as presently conducted are located either on (i) the Owned Real Property, or (iii) the Leased Real Property pursuant to valid Real Property Leases,  including valid easement agreements in favor of the applicable Company, which allow and provide for the existence, operation, and maintenance of the chairlifts, gondolas, buildings, improvements, roads and/or ski-runs, as applicable.

(f) Schedule 3.16(f)(i) lists all of the Real Property Leases and other Contracts, including any amendments, modifications and/or supplements thereto, pursuant to which any Person has the right to use, occupy and/or possess all or any portion of the Owned Real Property (the “Third Party Real Property Leases”); provided, however, that Schedule 3.16(f)(i) need not include any bookings at hotels or conference facilities within the Resort in the ordinary course of business. Except as set forth on Schedule 3.16(f)(i), (i) there are no material Third Party Real Property Leases, (ii) there are no material security deposits under any Real Property Leases or any portion thereof and (iii) no material tenant or other occupant is currently entitled to any material rent concessions, rent abatements or rent credits and no material rent concessions or rent abatements permitted under any Real Property Leases are currently claimed by any material tenant(s) or occupant(s) as a result of a default by any  Company or otherwise. Copies of all such Third Party Real Property Leases (including any amendments, modifications and/or supplements) which are true, complete and correct in all material respects, have previously been delivered to Buyer prior to the date hereof. Except as set forth in Schedule 3.16(f)(ii), each Third Party Real Property Lease is in full force and effect and no Company or, to the Knowledge of Sellers, any other party to such Third Party Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.

(g) Except as set forth on Schedule 3.16(g), no Company has received written notice of, and Sellers have no Knowledge of, (i) any violations of any covenants or restrictions affecting any Real Property including any covenants, conditions or restrictions of or issued by any applicable condominium or home owners association, or (ii) any violations of any zoning codes or ordinances or other Laws of any Governmental Agency applicable to such Real Property, in any case which would reasonably be expected to result in a Material Adverse Effect on the Companies, taken as a whole.

3.17. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to any Company on or before the date hereof have been properly prepared and timely filed. All such Tax Returns were correct and complete in all material respects. All material Tax Returns required to be filed by or with respect to the Companies after the date hereof and on or before the Closing Date shall be properly prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations except where any inconsistency is required by applicable laws and regulations. All material Taxes due and payable by the Companies (whether or not shown on a Tax return) have been paid. All material Taxes that the Companies are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been accrued or paid to the proper Tax authority, and have been properly reported as required under applicable information reporting requirements.

(b) The Companies have not waived any statute of limitations with respect to any Taxes or has not agreed to any extension of time with respect to a material assessment or Tax deficiency.

(c) Except as set forth on Schedule 3.17(c), with respect to all material federal, state and local Tax Returns of each Company, (i) no audit is in progress and no extension of time,  other than automatic extensions of time, is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and (ii) there is no unassessed deficiency as to which any Company has received written notice or as to which the Sellers have Knowledge based upon personal contact with any agent of a taxing authority against any Company.

(d) Except as set forth on Schedule 3.17(d), the Companies have not agreed to and, to the Knowledge of Sellers,  the Companies are not required to make any adjustments pursuant to Section 481(a) of the Code by reason of a change in accounting method or otherwise for any Tax period for which the applicable federal statute of limitations has not yet expired.

(e) To the Knowledge of Sellers there are no material Liens for Taxes upon the assets or properties of the Companies, except for statutory Liens for current Taxes not yet due and except for Taxes, if any, as are being contested in good faith.

(f) The Companies are not a party to any agreement providing for the allocation or sharing of Taxes.

(g) There are no special assessments or charges which have been levied, and with respect to which the Companies have received written notice, against the Real Property that are not reflected on the tax bills issued with respect thereto.

(h) The Companies (i) have not entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) that must be disclosed pursuant to Section 6011 of the Code and the Regulations promulgated thereunder, (ii) are not a party to any closing agreement as defined in Section 7121 of the Code or any similar provision of state, local, or foreign Law or (iii) have not requested any private ruling from any Tax authority.

3.18. Contracts and Commitments. Except as set forth in Schedule 3.18, the Companies are not a party to:

(a) any partnership agreements or joint venture agreements which require a payment, or delivery of assets or services beyond the 2015/2016 ski season and which are not terminable by the applicable Company on 30 days or less written notice without penalty to the applicable Company, or which contain exclusivity arrangements which will be binding upon the Affiliates of the applicable Company following the Closing;

(b) any agreement pursuant to which the applicable Company would be required to pay severance to any director, officer, employee or consultant;
(c) any material agreement with another person or entity limiting or restricting the ability of the applicable Company to enter into or engage in any market or line of business;
(d) any material brokerage agreements;

(e) any agreements for the sale of any of the assets of the applicable Company other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of its assets;

(f) any agreement relating to the acquisition by the applicable Company of any operating business or the assets or capital stock of any other corporation, entity or business entered into during the last twelve (12) months;

(g) any material agreements relating to the incurrence, assumption, surety or guarantee of any indebtedness;

(h) any material agreements,  other than agreements granting rights to use readily available commercial Software and having an acquisition price of less than $50,000 in the aggregate for all such agreements and agreements allowing the use of Company trademarks, trade names or other marks or names in connection with promotional activities (i) granting or obtaining any right to use any Intellectual Property or (ii) restricting the rights of the applicable Company, or permitting other Persons, to use or register any Intellectual Property of the applicable Company;

(i) any material agreements under which the applicable Company has made advances or loans to any entity or individual not including advances made to an employee of the applicable Company in the ordinary course of business consistent with past practice;

(j) any agreement pursuant to which both a Company and any Affiliate (except for another Company) are jointly and severally liable for breach of such agreement by such Affiliate; or

(k) except for agreements described in Schedule 3.18(k), any other agreement, including group of related agreements, the performance of which presently requires aggregate payments be made to or from the Company in excess of $100,000 per year.

Each of the contracts to which any Company is a party and which is required to be set forth on Schedule 3.18 (the “Material Contracts”), a true and complete copy of each of which has been delivered or made available to Buyer prior to the date hereof is in full force and effect and is the legal, valid and binding obligation of the applicable Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity. With respect to each Material Contract, neither the applicable Company nor, to the Knowledge of Sellers, any other party, is in material breach of violation of, or default under, any such Material Contract and no event has occurred, is pending or, to the Knowledge of Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the applicable Company, to the Knowledge of Sellers, any other party under such Material Contract.

3.19. Environmental Matters

(a) To the Knowledge of Sellers, and except as set forth on Schedule 3.19(a), each Company is in compliance in all material respects with all applicable Environmental Laws, which material compliance includes, but is not limited to, the possession by each Company of all material approvals, permits and other governmental authorizations required under applicable Environmental Laws for the operation of the business of the Companies as currently conducted, for which the applicable Companies are compliance with the terms and conditions thereof, except in each case where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Companies, taken as a whole.

(b) Except as set forth on Schedule 3.19(b), there is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against any Company.

3.20. Intellectual Property.

(a) Schedule 3.20(a) sets forth a true, correct, and complete list of all U.S. and foreign: (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations and applications, and (iv) Software, in each case which is owned by any Company. The applicable Company, as set forth on Schedule 3.20(a), is the sole and exclusive beneficial and record owner of each of the Intellectual Property items set forth on Schedule 3.20(a) and to the Knowledge of Sellers all such Intellectual Property is subsisting, valid and enforceable.

(b) Except as set forth on Schedule 3.20(b):

(i) each of the Companies owns, or has valid right to use, free and clear of all Liens, except for Permitted Exceptions, all Intellectual Property used or held for use in, or necessary to conduct, such Company’s business; provided, however, that this Section 3.20(b)(i) shall not constitute a non-infringement representation;

(ii) to the Knowledge of Sellers, the conduct of each Company’s business (including the products and services of such Company) as currently conducted does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property rights and there has been no such claim asserted or threatened in the past three years against such Company or, to the Knowledge of Sellers, any other Person;

(iii) to the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or licensed to the Companies and no such claims have been asserted or threatened against any Person by the Companies or, to the Knowledge of Sellers, any other Person, in the past three years;

(iv) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Companies’ right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of the Companies as currently conducted; and

(v) no claims have been asserted or, to the Knowledge of Sellers, threatened against such Company alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by such Company in the conduct of the Company’s business. The Companies take reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

3.21. Related Persons.   Except as set forth on Schedule 3.21(a), as immediately after the Closing, none of the assets, including Intellectual Property, used in the business of the Companies is or will be owned, or leased from a third party, by Sellers or any of their Affiliates.  Schedule 3.21(b) sets forth a true and complete list of all material Contracts to which the Companies, on the one hand, and any of the other Companies, on the other hand, are a  party.

3.22. Absence of Certain Changes.   Since the Base Balance Sheet Date, the Companies have conducted their respective businesses in the ordinary course consistent with past practice, and since the Base Balance Sheet Date no any event, occurrence, development or state of circumstances or facts has had or reasonably would be expected to have a Material Adverse Effect on the Companies, taken as a whole.

3.23. Water Rights.   Except as set forth in Schedule 3.23, each Company has all water rights, riparian rights, appropriative rights, water allocations, water stock, water supply contracts, water disbursal rights, water discharge rights and water collection rights necessary for the collection, use, distribution, discharge, and disbursal of water and for the continued snowmaking, irrigation, domestic and commercial uses of its Resort facilities and operation of its Resorts in accordance with its operation as of the date of this Agreement other than as would not be reasonably be expected to result in a Material Adverse Effect on the Companies, taken as a whole.

Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1. Organization of Buyer.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted.

4.2. Power and Authority.   Buyer has the requisite corporate authority and power to execute and deliver this Agreement and the Related Documents to which it is a party and to perform the transactions contemplated hereby.  All corporate and stockholder action on the part of Buyer necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents and the performance by Buyer of the transactions contemplated hereby and thereby has been duly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its teens, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

4.3. No Conflicts.   Neither the execution or delivery by Buyer of this Agreement and the Related Documents to which it is a party nor the performance by Buyer of the transactions contemplated hereby and thereby, shall:

(a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Buyer;

(b) violate any existing applicable Law by which Buyer or any of its properties is bound, which violation would reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein;

(c) require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person other than any such consent, approval, authorization, order, action, notice, declaration, filing or registration the absence of which would not reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein; or

(d) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract other than such of the foregoing matters which would not reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein.

4.4. Purchase for Investment.   Buyer is purchasing the Stock for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof.

4.5. Purchase Price Funding.  Buyer has received a written commitment from Royal Banks of Missouri to extend a Fifteen Million and 00/100 Dollar ($15,000,000) line of credit to Buyer.  The proceeds of such line of credit shall be used to fund the Purchase Price. Buyer is currently in negotiations with EPR Properties, Inc. and is working on the final terms of a commitment of a financing package for Twenty Million and 00/100 Dollars ($20,000,000) to be used to fund the Purchase Price.

4.6. Litigation.   There is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its properties or assets which seeks to restrain, enjoin or prevent the consummation of this Agreement or any of the transactions contemplated hereby.

4.7. Brokers.  Except as set forth on Schedule 4.7, no broker, finder, agent, investment banker, financial advisor or similar Person has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby (a “Buyer Broker”), and no broker, finder, agent, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission in connection therewith.

4.8. No Divestitures.   To the knowledge of Buyer, none of the businesses or operations of Buyer or any of its Subsidiaries or use or ownership of assets or interests in connection with such businesses or operations would reasonably be expected, in connection with and in anticipation of the consummation of the transactions contemplated hereby, to result in Buyer being required to divest itself or hold or operate separately any of its assets or result in any other materially burdensome condition to Buyer or any Company.

Article 5 COVENANTS

5.1. Employment Matters.   Except to the extent otherwise agreed in writing by the parties, Buyer agrees to cause each Company to offer employment to the employees of such Company as of the Closing Date (the “Employees”) and that, through the end of the 2015/2016 ski season, the compensation paid and benefits provided to the Employees, in the aggregate, will be at least comparable to the aggregate compensation and benefits under such Company’s compensation benefit plans immediately prior to the Closing Date.

5.2. Benefit Plans.

(a) For all purposes of any employee welfare benefit plans in which Employees participate after the Closing Date, Buyer shall credit Employees for prior service with the Companies and their Affiliates for purposes of participation and vesting under the applicable Plan. Buyer shall allow Employees with vacation earned but unused as of the Closing Date to use such vacation in accordance with Buyer’s policy as in effect on the date hereof with respect to Buyer’s employees generally. Buyer shall waive eligibility waiting periods for Employees in connection with any group health plan in which Employees participate after the Closing Date to the extent permitted under the applicable Plan. For purposes of the preceding sentence, “group health plan” shall have the meaning prescribed in Section 5000(b)(1) of the Code.

(b) Effective as of the Closing Date or as soon thereafter as reasonably practicable, Buyer shall cause each Company to become a participating employer in Buyer’s 401(k) Retirement Plan (the “401(k) Plan”) and shall cause each Employee to be given Credit for his or her prior service as reflected in the records of the Companies for all purposes under the 401(k) Plan.

(c) No provision in this Article V shall be construed to prevent the termination of employment of any Employee or the amendment or termination of any particular Company Plan to the extent not prohibited by its terms as in effect immediately prior to the date hereof.  This Article V shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Article V, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever.

5.3. Agreement on Parking and Facility Passes.  The Parties shall enter into an agreement in the form set forth on Exhibit A, pursuant to which the Buyer shall be entitled to use  certain real property consisting of a parking lot and the Sellers shall receive certain passes with respect to the Resort, all as more fully set forth in such agreement.

5.4. Access to Shop.  The Parties shall enter into an agreement in the form set forth in Exhibit B, pursuant to which Sellers shall be permitted to utilize the premises commonly known as the “Lower Construction Shop”.

Article 6 CLOSING

6.1. Closing.   Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing (the “Closing”) shall occur on or about December 23, 2015 and no later than February 1, 2016, with the exact date being the third Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Articles 7 and 8 (the “Closing Date”).  The Closing shall occur electronically or through the mail or at a time and place that is mutually acceptable to the Parties.

Article 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Closing shall be subject to the satisfaction or Buyer’s waiver, at or prior to the Closing, of the following conditions:

7.1. Representations and Warranties; Compliance with Covenants.   The representations and warranties of Sellers contained in Article III herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date,  except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time, and except where the failure to be so true and correct individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on the Companies taken as a whole. The Sellers shall have performed and complied in all material respects with all covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date.  Sellers shall have delivered to Buyer a certificate, dated the date of the Closing and signed by Sellers, to the foregoing effect.

7.2. No Material Adverse Effect.   Since the date hereof, there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Companies, taken as a whole.

7.3. No Injunction.  No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement, and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

7.4. Release of Liens. On or prior to Closing, the Sellers shall have caused the release of all Liens, except for Permitted Exceptions, securing monetary obligations.

7.5. Assignment.   Sellers shall have delivered to Buyer stock certificates representing all of the outstanding shares of the Stock and executed stock powers, in form and substance reasonably satisfactory to Buyer, concerning the Stock (the “Assignment”).

7.6. Related Documents. Sellers and the Companies shall have executed and delivered all Related Documents required to be executed by them at or prior to the Closing.
7.7. FIRPTA. Buyer shall have received a statement from Sellers that they are not a “foreign person” within the meaning of Section 1445 of the Code.

7.8. Resignations.   On the Closing Date, Sellers shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors of the Companies and all officers of the Companies.

7.9. Settlement of Accounts.  On or prior to the Closing Date, all of the accounts payable and other obligations owing from the Companies or any of their Affiliates to Sellers shall have been satisfied, cancelled or forgiven and, following the Closing Date, the Companies shall have no obligation or liability in respect thereof.

7.10. Title Commitments.  Provided that Buyer has taken all customary and necessary actions for the issuance of the title policies, including without limitation satisfying those certain requirements listed in the Title Commitments within the control and reasonably required to be satisfied on the part of Buyer, a title company selected and approved by Buyer  that is a member of the New York Board of Title Underwriters and is prepared to issue title on the ALTA Owner’s Policy Form (6-17-06) shall have committed and be prepared to deliver contemporaneously with the Closing, at Buyer’s sole expense, an Owner’s Policy of Title Insurance materially in accordance with its Title Commitments. Sellers hereby covenant to satisfy all standard requirements listed in Schedule B I of the Title Commitments within the control of and reasonably required to be satisfied on the part of Sellers, including without limitation all actions required to be performed by Sellers pursuant to this Agreement.

7.11. Due Diligence Period. The condition set forth in Section 9.4 shall have been satisfied or waived.

Article 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

8.1. Representations and Warranties; Compliance with Covenants.  The representations and warranties of Buyer contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time, except where the failure to be so true and correct, individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on Buyer.   Buyer shall have performed and complied in all material respects with all material covenants and agreements required hereby to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Sellers, a certificate, dated the date of the Closing and signed by an officer of Buyer, to the foregoing effect.

8.2. No Injunction.   No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

8.3. Settlement of Accounts.   On or prior to the Closing Date, all of the accounts receivable and other obligations owing to any of the Companies from Sellers shall have been cancelled or forgiven and, following the Closing Date, Sellers shall have no obligation in respect thereof.

8.4. Related Documents. Buyer shall have executed and delivered all Related Documents required to be executed by it at or prior to the Closing.
Article 9 COVENANTS

9.1. Regulatory Filings, Etc.   As soon as practicable after the date hereof, the Parties shall make all filings with the appropriate Governmental Agencies of the information and documents required or contemplated with respect to the transactions contemplated by this Agreement. The Parties shall keep the other Party apprised of the status of any communications with, and inquiries or requests for information from, such Governmental Agencies, in each case, relating to the transactions contemplated hereby. The Parties shall each use their respective commercially reasonable best efforts to comply as expeditiously as possible in good faith with all lawful requests of the Governmental Agencies for additional information and documents pursuant to such Laws.

9.2. Injunctions.   If any court having jurisdiction over any of the Parties issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the Parties shall use their respective commercially reasonable best efforts in good faith to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 9.2 shall limit the respective rights of the Parties to terminate this Agreement in accordance with the terms of Section 12.1 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Article 7 and Article 8 hereof.

9.3. Access to Information.  Commencing on the date of this Agreement and until the Closing Date  (the “Due Diligence Period”), Sellers shall, and shall cause the Companies, to the extent reasonably required and upon reasonable request by Buyer, provide Buyer,  Buyer’s lenders and their respective employees, counsel, accountants and other representatives and advisors (collectively, the “Representatives”) full access, during normal business hours on reasonable notice and at such other times as Buyer reasonably requests and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books and records and other information exclusively of or relating exclusively to the Stock or the Companies (the “Company Subject Matter”); provided, however, that Sellers shall use their respective commercially reasonable efforts to provide to Buyer and its lenders any such information that does not relate exclusively to the Company Subject Matter to the extent such information can be segregated without undue effort from information relating to Sellers and that is not otherwise confidential or of a competitive nature; provided, further, that such access may be limited to the location at which the relevant information is normally maintained, shall not unreasonably interfere with the operations of the Companies or their Affiliates, and shall be limited to the extent reasonably determined to be required by the applicable law. Subject to the terms and conditions of that certain Environmental Assessment Agreement dated October 3, 2015 executed by and between the Parties, Buyer will provide access to the Real Property for the purposes of completing any inspections or assessments of the Real Property it deems necessary.  During the Due Diligence Period, neither Buyer nor any of its Representatives shall contact or make inquiries to any governmental agencies other than as contemplated by Section 9.1 hereof, in connection with the transactions contemplated by this Agreement without the prior written consent of Seller.

9.4. Expiration of Due Diligence Period.

(a)On or before 5:00 p.m. on December 19, 2015 (“Due Diligence Expiration Date”), Buyer shall deliver to Sellers written notice (“Buyer’s Notice”) specifying either (i) Buyer has approved of all matters subject to Buyer’s review, investigation and satisfaction during the Due Diligence Period and elects to proceed to Closing; or (ii) Buyer disapproved of one or more matters subject to Buyer’s review, investigation and satisfaction during the Due Diligence Period and elects not to proceed to Closing.  Should Buyer fail to deliver Buyer’s Notice on or before the Due Diligence Expiration Date, Buyer shall be deemed to have approved of all matters subject to Buyer’s review, investigation and satisfaction during the Due Diligence Period and elected to proceed to Closing pursuant to subpart (i) immediately above.

(b)Notwithstanding the above, in the event Buyer does not deliver the Buyer’s Notice or delivers the Buyer’s Notice on or before the Due Diligence Expiration Period electing to proceed to Closing and Buyer cannot close on the purchase of the Stock on or before February 1, 2016 due to a lack of sufficient financing to fund the Purchase Price, Buyer shall reimburse Sellers for their reasonable attorney’s fees incurred that are related to the sale and purchase of the Stock (“Sellers’ Closing Fees”) up to and including One Hundred Thousand and 00/100 Dollars ($100,000) which shall be paid within thirty (30) days after Sellers deliver to Buyer documents, including invoices from their counsel, showing the legal fees incurred.

(c)In the event the sale of the Stock from Sellers to Buyer is consummated under this Agreement or any other agreement and closes on or before April 30, 2016, Buyer shall receive a credit toward the purchase price of one half of Sellers’ Closing Fees paid to Sellers pursuant to Section 9.4(b) above.

9.5. No Extraordinary Actions by the Sellers.   In each case except as disclosed on Schedule 9.5, or consented to or approved in writing by Buyer, or contemplated by this Agreement or the Related Documents from the date hereof until the Closing, Sellers shall:

(a) cause the Companies to conduct their respective businesses in the ordinary course and in accordance, in all material respects, with their respective past policies and procedures and specifically shall not:

(i)cause the Companies, or any one of them, to pay any fees and expenses of the Sellers’ or Companies’ legal, accounting, and financial advisors related to this Agreement or transactions contemplated hereby;

(ii)cause the Companies to pay Sellers any salary or bonuses or any of Sellers’ personal expenses except for the salaries in the amounts sufficient enough to pay the costs related to employee benefits Sellers are receiving as employees of the Companies; and

(iii)cause the Companies to issue any checks or otherwise pay any expenses of the Companies without the prior written consent of Buyer which consent shall not be unreasonably withheld, provided that the Companies may make Debt Service Payments upon prior written notice to Buyer.  Solely for purposes of providing written notice or consent pursuant to this Section 9.5(a)(iii), email correspondence sent to or from Sellers’ Representative or Russell Colton, on behalf of Sellers, and any of Timothy Boyd, Richard Deutsch, or Stephen Mueller, on behalf of Buyer, shall be deemed to be sufficient and in writing.

(b) not amend or otherwise change the Certificates of Incorporation or bylaws or other organizational documents of the Companies;

(c) not permit the Companies to admit, or undertake to admit, any new stockholders, or issue or sell any stock or other securities of the Companies or any options, warrants or rights to acquire any such stock or other securities or repurchase or redeem any stock or other securities of any Company;

(d) not split, combine or reclassify any shares of the Companies’ capital stock; or declare, set aside or pay any dividend or other distribution,  whether in cash, stock or property or any combination thereof in respect of such capital stock;

(e) cause the Companies not to take any action with respect to, or make any material change in, its accounting or Tax policies or procedures, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants;

(f) cause the Companies not to make or revoke any material Tax election or settle or compromise any material Tax liability, or amend any material Tax Return;

(g) comply with and not take any action or fail to take any action which would constitute a material breach or default under any of: (i) the Certificates of Incorporation or bylaws or other organizational documents of the Companies, (ii) any Real Property Lease, (iii) any other material Lease, or (iv) any other Material Contract and/or any material judgment, order or other writing with the force of Law;

(h) not dispose of, pledge, hypothecate, encumber, transfer or assign any of the Stock or the equity securities of the Companies, or any material assets of the Companies except for the Excluded Assets;

(i) cause the Companies not to acquire, lease or license any assets or property, other than purchases of assets in the ordinary course of business, or merge or consolidate with any entity;

(j) not take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement;

(k) maintain in full force and effect the casualty insurance policies currently in effect with respect to the Real Property and all other Insurance Policies, and shall deliver to Buyer, upon request, reasonable evidence of same in the form of certificates of such insurance;

(l) not terminate, amend or modify any Real Property Lease, material Lease, or any other Material Contract, or enter into any new or additional Material Contracts of any type, nature or description, except in the ordinary course of business;

(m) not undertake any material capital improvement projects or make any material additions, improvements or renovations to existing facilities and/or equipment;

(n) not institute or settle, except for settlements which do not exceed $25,000 in the aggregate or are claims which are fully covered by insurance, except for applicable self-insured retentions under existing insurance policies, any Litigation;

(o) not create, incur or assume any short-term Indebtedness, including obligations in respect of capital leases, on behalf of the Companies, other than in the ordinary course of business, or create, incur or assume any long-term Indebtedness, and not assume, guarantee, endorse or otherwise become liable or responsible,  whether directly, contingently or otherwise, for the obligations of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person;

(p) not enter into, adopt or amend in any respect any Company Plan or,  except for annual adjustments in the ordinary course of business consistent with past practice, increase in any material respect the compensation or benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay or promise to pay any bonus or benefit to its directors, officers or employees,  except as required by the Company Plans in accordance with their terms immediately prior to the execution of this Agreement, or hire any new officers, or, except in the ordinary course of business;

(q) except as required by applicable Law, not increase the compensation or benefits payable under any existing employment, severance or termination policies or agreements, or enter into any employment, deferred compensation, severance or other similar agreement,  or amend any such existing agreement, with any director, officer or employee of any Company, except for anniversary date or annual adjustments for at-will employees;

(r) not enter into any collective bargaining agreement or similar labor agreement, or renew, extend or renegotiate any existing collective bargaining agreement or similar labor agreement; and
(s) not agree to do anything prohibited by this Section 9.5.
9.6. Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions hereof, Sellers and Buyer each agree to use their respective commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article 7 and Article 8 are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.

(b) Except as otherwise expressly provided for in this Agreement, the Parties shall provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, releases and waivers as may be required under this Agreement and the Related Documents as conditions to the Parties’ Closing obligations.

(c) Except as otherwise expressly provided for in this Agreement, the Parties  shall promptly take all actions necessary to make each filing, including any supplemental filing, which any of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document.

(d) On or prior to the Closing, the Parties shall execute and deliver to each other the Related Documents to which they are a party.

(e) Sellers shall, to the extent permitted by applicable Law, use their commercially reasonable efforts to assist and cooperate with Buyer in making such arrangements as would permit the continued sales of alcoholic beverages by the Companies at the Resorts following the Closing and pending the issuance of new liquor licenses to the Companies reflecting the transactions contemplated by this Agreement, including (i) assisting with transfer applications; and (ii) in causing the transfer of other operational permits used in the operations of the Companies’ businesses.

(f) Subject to compliance by Sellers with any proprietary rights, confidentiality or similar regulations or agreements, Sellers shall transfer, or shall cause to be transferred, to each Company, at or prior to the Closing, all data and all right, title and interest to such data that relates exclusively to such Company and is maintained in electronic format including, without limitation, marketing data and customer lists (including skiers and lodging guests) for the past three years, and shall not retain any of such data for the use of Sellers or for any other reason; provided, however, that Sellers shall use their respective commercially reasonable efforts to transfer to each Company any such data that does not relate exclusively to such Company to the extent such data can be segregated from information relating to the Companies that is not otherwise subject to a proprietary rights, confidentiality or similar agreement.

(g) To the extent the Companies shall not be able to continue to use any of the licenses set forth on Schedule 9.6(g)  after the Closing, Sellers agree to use their commercially reasonable best efforts to assist the Companies in replacing such licenses and/or to provide the Companies with the benefits of such licenses including allowing such Company to act as sub-licensee to the extent the underlying license permits.

9.7. Use of Names; Name Change.

(a) As soon as commercially reasonably practicable after the Closing and in no event later than 60 days after the Closing, Sellers shall, and shall cause the Companies to, cease to use any written materials, including labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Schedule 9.7 (collectively, the “Buyer Trade Names”).  Except as specifically provided herein, Sellers agree that they and their Affiliates shall not hereafter adopt or use any trade name, trademark or service mark incorporating any of Buyer Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, Buyer or any of its Affiliates.

(b) Sellers shall, and shall cause the Companies to, cease and desist the use of the internet domain names “huntermtn.com” and any other domain names containing the words “Hunter Mountain” or “Frosty Land” at the close of the 2015/2016 ski season and all times thereafter.

9.8. Confidentiality; Publicity.  Each Party shall keep confidential all nonpublic information concerning the other Parties furnished to it by such other Persons per the terms of that certain Mutual Nondisclosure/Confidentiality Agreement as if originally a party thereto, except that Sellers shall maintain such information with respect to the Company as confidential only to the extent such information is specific to the Company following the Closing Date. Any release to the public of information with respect to the matters contemplated by this Agreement including any termination of this Agreement shall be made only in the form and manner approved jointly by Sellers and Buyer, provided that if a Party is required by law to make any disclosure concerning such matters, such Party shall discuss in good faith with the other Party the form and content of such disclosure prior to its release,  but such release shall not require the prior approval of the other parties.

9.9. Transition.   Without limiting the agreements set forth in Sections 9.9 and Article 9, for a period of 6 months following the Closing Date Sellers and Buyer shall and shall cause the Companies to, cooperate in good faith to effect an orderly transition in the operation of the Resorts, provided, that no Party shall be required to expend any funds or enter into any contractual commitments in performing its obligations under this Section 9.9.

9.10. Access to Records After the Closing.  Sellers and Buyer recognize that subsequent to the Closing they may have information and documents which relate to the Companies, the Resorts, their employees, their properties and Taxes that relate to the period prior to Closing and to which the other Party may need access, subsequent to the Closing. Each such Party shall provide the other Party and its Representatives commercially reasonable access, during normal business hours on reasonable notice and at such other times as such other Party reasonably requests and under reasonable circumstances, to all such information and documents, and to furnish copies thereof, which such other Party reasonably requests. Buyer and Sellers agree that prior to the destruction or disposition of any such books or records pertaining to the Companies at any time within 3 years after the Closing Date or, in any matter involving Taxes, within 7 years after the Closing Date, each such Party shall provide not less than 30 calendar days’ prior written notice to the other Party of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any documents to be destroyed, it may do so by notifying the other Party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents the requesting Party wishes to obtain. The Parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting Party. Notwithstanding any provision of this Agreement or the Related Documents to the contrary, in no event shall the Sellers or the Companies be required to provide Buyer with access to or copies of Sellers’ or their Affiliates’ Tax Returns to the extent such Tax Returns do not relate to the Companies and in no case shall Buyer have any right to review any Tax Returns other than pro forma Tax Returns of the Companies.

9.11. No Employee Solicitation.   For a period of 12 months following the Closing, without the prior written agreement of Buyer, Sellers shall not, directly or indirectly, solicit for employment any individual that is employed at such time by any of the Companies.  Notwithstanding the foregoing, Sellers shall be permitted to employee any individual who responds to a general solicitation for employment not specifically targeted at any employee of the Companies, and shall additionally be permitted to employee any non-management employees of the Company between April 1 and October 31.

9.12. No Solicitation.   From the date hereof until the later of the Closing Date or February 1, 2016, Sellers shall not and shall cause their Representatives not to, directly or indirectly: (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party other than Buyer concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Companies or any division of the Companies; (b) furnish, or make available, any non-public information concerning the business, properties or assets of the Companies or any division of the Companies to any Person other than Buyer or in the ordinary course of business; or (c) engage in discussions or negotiations with any Person concerning any such transaction.  Sellers shall immediately notify any Person with which discussions or negotiations of the nature described above were pending that the Sellers are terminating such discussions or negotiations. If Sellers receive any inquiry, proposal or offer of the nature described above, Sellers shall, within two Business Days after such receipt, notify Buyer of such inquiry, proposal or offer, including the general teams of such inquiry, proposal or offer.

9.13. New Reservoir Legal Expenses.   The Parties hereby acknowledge that Buyer may incur legal fees and expenses pursuant to efforts by the New York State Department of Environmental Conversation to require Buyer to construct a second water intake reservoir (the “New Reservoir”) in connection with the operation of the Resort after the Closing (such reasonable legal fees and expenses, the “New Reservoir Legal Expenses”).  Sellers hereby agree to indemnify Buyer against the cost of the New Reservoir Legal Expenses up to an aggregate amount of

Two Hundred Thousand Dollars ($200,000) (the “New Reservoir Cap”).  All amounts in excess of the New Reservoir Cap shall not be indemnified by Sellers and, as between the Parties, shall be the sole responsibility of Buyer.  For the avoidance of doubt, the foregoing applies solely to legal fees and expenses, no representation or warranty is made by Sellers with respect to whether or not the New Reservoir is required, and the Parties hereby agree that Sellers shall not be liable for any loss, liability, cost or expense in connection with the construction of the New Reservoir.

9.14. Transfer of Deming Property.  Sellers agree to transfer to Buyer approximately 35 acres of land currently owned by Sellers, as more particularly described on Schedule 9.14.  Such transfer shall occur as soon as reasonably practicable upon the completion of all necessary or desirable approvals and authorizations.  All taxes and fees payable in connection with such transfer shall be the responsibility of and paid by Buyer.

9.15. Sale of Certain Condominium Units.  The Parties hereby acknowledge that Unit 502 at Pinnacle Condominiums and a ¼ interest in Unit 238 at Kaatskill Mountain Club (collectively the “Unsold Condominiums”) are currently owned by Frosty Land, Inc.  Buyer agrees, upon the Closing, to use commercially reasonable efforts to sell each of the Unsold Condominiums on terms reasonably acceptable to Buyer and Sellers.   Buyer further agrees to remit the proceeds from such sales, less a commission payable to Buyer in an amount equal to 20% of the sale price of the Unsold Condominiums, to the Sellers within 10 Business Days after Buyer’s receipt thereof.  All taxes and fees payable in connection with such sales of the Unsold Condominiums shall be the responsibility of and paid by Sellers.

Article 10 SURVIVAL AND INDEMNIFICATION

10.1. Survival.   The Parties, intending to contractual shorten the applicable statute of limitations, hereby agree that representations and warranties contained in Article 3 and Article 4 and the covenants and agreements of the parties contained herein to be performed on or prior to the Closing shall remain in effect for a period of 1 year after the Closing Date and shall then terminate and be of no further force or effect;  provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.4, 4.1 and 4.2 shall survive the Closing until the expiration of the applicable statute of limitations. The covenants of Sellers and Buyer contained in this Agreement which by their terms require action following the Closing shall survive the Closing.

10.2. Indemnification by Sellers.  Upon the Closing, and subject to Sections 10.1 and 10.4,  Sellers shall indemnify and hereby hold harmless Buyer and its affiliates, officers, directors, employees and agents (the “Buyer Indemnitees”) against any loss or liability incurred or suffered as a result of:

(a) any breach of any representation or warranty made by Sellers in Sections 3.1, 3.2 and 3.4 of this Agreement without giving effect to any qualifications as to Knowledge, materiality, Material Adverse Effect or similar qualifications contained in such representations or warranties subject to Section 10.1 hereof;

(b) any breach of any covenant made by Sellers in this Agreement or in any other document, instrument or agreement entered into in connection herewith;
(c) any breach of the Confidentiality Agreement made herein in favor of Buyer; and
(d) subject to the terms, conditions, and limits set forth in Section 9.13 (including but not limited to the New Reservoir Cap), New Reservoir Legal Expenses.

10.3. Indemnification by Buyer.   Upon the Closing, and subject to Sections 10.1 and 10.4,  Buyer shall indemnify, defend and hold harmless Sellers,  their Affiliates, the Companies and each of the respective past, present and future directors, officers, employees, stockholders, agents and representatives (together, the “Seller Indemnitees”) from and against any and all Indemnifiable Losses resulting from, relating to or arising out of any one or more of the following:

(a) any inaccuracy in any of the representations and warranties made by Buyer in Sections 4.1 and 4.2 of this Agreement without giving effect to any qualifications as to knowledge, materiality, Material Adverse Effect or similar qualifications contained in such representations or warranties);

(b) any breach by Buyer of any covenant to be performed or complied with by Buyer in this Agreement or any breach by the Companies of any covenant to be performed or complied with by such Company after the Closing Date under this Agreement; or

(c) any breach of the Confidentiality Agreement made herein in favor of Buyer.
10.4. Limitations on Indemnification.

(a) To the extent that a Party shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured Party shall not recover for such amounts).

(b) The amount of any loss, liability, cost or expense for which indemnification is provided under this Article 10 shall be net of any amounts actually recovered by a Buyer Indemnitee or a Seller Indemnitee, as the case may be, under an insurance policy with respect to such loss, liability, cost or expenses.

(c) Except as provided in Article 11 and except for fraud, from and after the Closing, the indemnification obligations set forth in this Article 10 are the exclusive remedy of the Indemnitees: (a) for any inaccuracy in any of the representations or any breach of any of the warranties or covenants contained herein or; (b) otherwise with respect to this Agreement, the Company and the transactions contemplated by this Agreement and matters arising out of, relating to or resulting from the subject matter of this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant Party’s sole, joint or concurrent negligence, strict liability or other fault.

(d) No claim for indemnification shall be subject to assertion and no Party shall have an obligation to indemnify a Seller Indemnitee or Buyer Indemnitee (an “Indemnity”), as the case may be, for any loss or liability unless and until such Indemnity shall have incurred loss or liability in an aggregate amount in excess of $100,000 (the "Deductible"), and then such indemnifying Party shall be liable for all such incurred loss or liability.  For purposes of determining the Deductible and all amounts payable by Sellers, any individual claim creating a loss or liability of less than $5,000 shall be disregarded.  The aggregate amount of all losses, liabilities, costs or expenses for which Sellers shall be liable in connection with this Agreement, any Related Documents, and the transactions contemplated herein and therein shall not exceed 10% of the Purchase Price (the “Cap”), and the Sellers shall not be liable for any loss, liability, cost or expense in excess of the Cap; provided, however, that indemnification obligations under Section 11.1 may be claimed in excess of the Cap and shall not be subject to the Deductible.  Additionally, indemnification obligations under Section 10.2(d) shall not be subject to the Deductible (but shall be included in determining the Cap).

(e) Sellers shall not be liable under this Article 10 for any loss, liability, cost or expense based upon or arising out of any breach of any of the representations, warranties or covenants of a Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

10.5. Sellers’ Representative.

(a) Paul Slutzky is hereby appointed as representative of the Sellers (the “Sellers’ Representative”), to serve as representative of the Sellers relating to claims for indemnification asserted by any Buyer Indemnitees hereunder. Such power and authority shall include, without limitation, the power and authority (i) to negotiate, settle, compromise and otherwise handle all claims for indemnification made by any Buyer Indemnitee, and (ii) to do each and every act and exercise any and all rights which the Sellers’ Representative is required to do under this.  The Sellers will be bound by all actions taken by the Sellers’

Representative in connection with claims for indemnification asserted by Buyer Indemnitees under this Agreement, and Buyer shall be entitled to rely on any notice or communication to or by, or decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Representative.

(b) In the event Paul Slutzky resigns or is unable or unwilling to act as Sellers’ Representative, Charles B. Slutzky shall become Sellers’ Representative.  In the event of any further vacancy in the position of Sellers’ Representative (or resignation, refusal or incapability of the Sellers’ Representative to serve), a majority of Sellers shall appoint a new Sellers’ Representative by written consent in accordance with the terms of this Agreement within 10 Business Days after such vacancy and immediately thereafter send to Buyer notice and a copy of the written consent appointing such new Sellers’ Representative signed by a majority of Sellers.

Article 11 TAX MATTERS
11.1. Tax Indemnification.

(a) Subject to Section 11.3, from and after the Closing Date, Sellers (for purposes of this Article 11 only, the “Tax Indemnifying Party”), shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless Buyer and the Companies and reimburse Buyer and the Companies for the following Taxes, to the extent that such Taxes have not been paid as of the Closing Date: (i) all Taxes imposed on the Companies or Buyer as a result of the operations of the Companies with respect to any taxable year or period ending on or before the Closing Date (including, for the avoidance of doubt, any amounts payable in connection with the matters set forth on Schedule 3.17(c)); (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, all Taxes imposed on the Companies or Buyer as a result of the operations of the Companies, which Taxes are allocable to the portion of such taxable year or period ending on the Closing Date (an “Interim Period”) (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as “Pre-Closing Periods”); (iii) Taxes of any member of any affiliated group of corporations (as defined in Section 1504 of the Code) with which the Companies file or have filed a Tax Return on a consolidated, combined, affiliated, unitary or similar basis for a taxable year or period beginning before the Closing Date; (iv) Taxes or other costs of Buyer Indemnitees payable as a result of any inaccuracy in or breach of any representation or warranty made in Section 3.17 of this Agreement or any breach of any covenant contained in this Article 11, without duplication; and (v) any Taxes or other payments required to be made after the Closing Date by the Companies to any Person under any Tax sharing, indemnity or allocation agreement or other arrangement in effect prior to the Closing,  whether or not written, with respect to a Pre-Closing Period.  Notwithstanding the foregoing, Buyer and the Companies shall be responsible for any sales or use Tax related to the transfer or deemed sale of the assets of the Companies pursuant to any election under Section 338(h)(10) of the Code or otherwise.

(b) For purposes of this Section 11.1, in order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Companies. In any case where applicable law does not permit the Companies to treat the Closing Date as the last day of the taxable year or period, then, in each such case, the portion of any Taxes that are allocable to the portion of the Interim Period ending on the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; and (ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

(c) Subject to Section 11.5 and the limitations contained in Section 11.3(b), payment of any amount by the Tax Indemnifying Party under this Section 11.1 shall be made within 10 days following written notice by Buyer or a Company to Sellers that a Company is required to pay such amounts to the appropriate Tax authority; provided, however, that the Tax Indemnifying Party shall not be required to make any payment to Buyer or a Company hereunder earlier than 5 Business Days before it is due to the appropriate Tax authority.

(d) All matters relating in any manner to Tax indemnification obligations and payments shall be governed exclusively by this Article 11.

11.2. Tax Refunds.   Buyer shall pay to Sellers within 10 days of receipt all refunds or credits of Taxes received by Buyer or the Companies after the Closing Date and attributable to Taxes paid by the Companies with respect to a Pre-Closing Period, net of any Taxes imposed on such refund amount, and adjusted to reflect any Tax benefit received by Buyer or the Companies in connection with the accrual or payment of amounts pursuant to this Section 11.2.

11.3. Preparation and Filing of Tax Returns and Payment of Taxes.

(a) Sellers shall prepare  and file (i) all income Tax Returns with respect to the Companies for any Tax period ending on or prior to the Closing Date and (ii) all non-income Tax Returns with respect to the Companies for any Tax period ending on or prior to the Closing Date, but only to the extent such Tax Returns are required to be filed on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Companies including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Companies, except as required by a change in the applicable Law or regulations.

(b) Buyer shall prepare and timely file or cause the Companies to prepare and timely file all Tax Returns required to be filed after the Closing Date other than Tax Returns described as the responsibility of Sellers in Section 11.3(a).  All such Tax Returns with respect to Pre-Closing Periods shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Companies including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Companies, except as required by a change in the applicable Law or regulations. Buyer shall deliver all such Tax Returns with respect to Pre-Closing Periods to Sellers for Sellers’ review at least 45 days prior to the due date,  including extensions,  of any such Tax Return. If Sellers dispute any item on such Tax Returns,  they shall notify Buyer of such disputed item and the basis of the objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Sellers and Buyer. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer.

(c) Sellers shall deliver to Buyer for its review any sales use, real property, transfer or other non-income Tax Returns of the Companies that are to be filed on or prior to the Closing Date at least 45 days prior to the due date,  including extensions, of any such Tax Return or within 15 days after the date hereof, whichever is later, provided that any such Tax Return that is due within 15 days after the date hereof shall be delivered to Buyer as soon as reasonably practicable, but in any event prior to the due date of such Tax Return. If Buyer disputes any item on a Tax Return delivered pursuant to the preceding sentence, it shall notify Sellers of such disputed item and the basis of the objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Sellers and Buyer. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Notwithstanding the foregoing, nothing in this Section 11.3(c) shall prevent Sellers or the Companies from timely filing any Tax Returns that are due (including extensions) on or prior to the Closing Date.

11.4. Tax Cooperation.

(a) For a period of 7  years from and after the Closing, Sellers and Buyer shall furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information including access to books and records and assistance relating to the Companies as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding related to any proposed assessment. Any information obtained under this Section 11.4(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  After the expiration of such 7  year period, Buyer or Sellers, as the case may be, may dispose of such information, books and records, provided that prior to such disposition, (i) Sellers shall give Buyer the opportunity, at Buyer’s expense, to take possession of such information, books and records held by Sellers; and (ii) Buyer shall give Sellers the opportunity, at Sellers’ expense, to take possession of such information, books and records held by the Companies.

(b) Buyer agrees that with respect to Pre-Closing Periods, it shall not, on or after the Closing Date, without the prior written consent of Sellers, amend any Tax Return,  except as required by Law, or waive or extend any statute of limitations with respect to any such Tax Return to the extent such amendment or waiver would increase the Taxes of the Companies or Sellers for any Pre-Closing Period. With respect to Pre-Closing Periods, Sellers shall not, on or after the date hereof, without the prior written consent of Buyer, amend any Tax Return,  except as required by Law, of the Companies or waive or extend the statute of limitations with respect to any such Tax Return, to the extent such amendment or waiver would increase the Taxes of the Companies or Buyer in a taxable period (or portion thereof) beginning on or-after the Closing Date.

11.5. Tax Audits.

(a) After the Closing, Buyer shall notify Sellers in writing of any demand or claim received by Buyer or any Company from any Tax authority or any other party (a “Tax Notice”) with respect to Taxes for which the Tax Indemnifying Party is liable pursuant to Section 11.1 within 10 days after Buyer’s receipt of such demand or claim; provided, however,  failure to give such Tax Notice will not affect the rights of Buyer or the Companies to indemnification under Section 11.1 unless, or except to the extent that such failure precludes the Tax Indemnifying Parties from contesting such demand or claim. Such Tax Notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

(b) Subject to the following sentence, Sellers may elect to control the conduct, through counsel chosen by Sellers and reasonably acceptable to Buyer and at Sellers’ expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 11.1, including any contest in respect of an Interim Period (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”).  If Sellers elect to control a Contest, Sellers shall, within 30 days after receipt of the Tax Notice, notify Buyer in writing of its intent to do so; provided, however,  Buyer and the Companies are authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect their interests during such 30 day period. If Sellers properly elect to control a Contest, then Sellers shall have all rights to settle, compromise and/or concede such asserted liability and Buyer shall cooperate and shall cause the Companies (and any of their successors) to cooperate in each phase of such Contest. If Sellers do not elect to control a  Contest, Buyer or the Companies may, without affecting its or any other indemnified party’s rights to indemnification under this Article 11, assume and control the defense of such Contest with participation by the Sellers.

(c) In the event that a Contest involves an Interim Period (a “Straddle Contest”), the parties shall endeavor to cause the Contest proceeding to be separated into two or more separate proceedings, one of which shall involve exclusively the applicable Interim Period.  In the event that such separation cannot, after diligent efforts, be achieved, Buyer and Sellers shall jointly control the Straddle Contest; provided, however, that, subject to this Section 11.5, Buyer shall have all rights to make decisions, settle, compromise and/or concede such asserted liability as it relates to the portion of the taxable period that begins after the Closing Date, and Sellers shall have all rights to settle, compromise and/or concede such asserted liability as it relates to the Interim Period.

(d) With respect to a Contest that is described in paragraphs (b) and (c) of this Section, and which relates to a method of accounting, a recurring item of income, gain, loss, deduction or credit, Taxes other than income Taxes, franchise Taxes, and Transfer and Recording Taxes, Sellers’ ability to settle, compromise and/or concede any asserted liability shall be subject to Buyer’s consent, if Sellers’ proposed settlement, compromise or concession would adversely affect such Tax liability of a Company in a Post-Closing period; provided, however, if Buyer does not provide Sellers with such consent and Sellers pay to Buyer the amount Sellers were willing to pay the Taxing authority to settle the asserted Tax liability, Sellers shall be released by Buyer from all indemnification obligations thereto pursuant to Section 11.1 with respect to such Contest and Buyer shall assume control over the conduct of such Contest and shall have all rights if such Contest does not involve any issues for which Sellers remains liable under this Article 11 to make decisions, settle, compromise, and/or concede such asserted liability.

(e) Notwithstanding anything contained in this Section 11.5 to the contrary, neither the Buyer nor the Companies shall be required to permit Sellers to contest any claim; provided, however, that the Tax Indemnifying Parties shall have no obligation to pay, indemnify or reimburse Buyer or the Companies for any amounts that Buyer or the Companies pay without the prior approval of Sellers, which approval may not be unreasonably withheld or delayed if the related indemnification obligation does not have a material economic impact on Sellers or the Indemnifying Parties with respect to a claim Sellers timely elect to contest but is not permitted to contest under this Section 11.5(e).

(f) Notwithstanding anything contained in this Section 11.5 to the contrary, Sellers shall not, without the prior written consent of Buyer,  which consent may not be unreasonably withheld or delayed, compromise or concede any asserted liability unless Sellers have: (i) paid or otherwise satisfied the asserted liability on or prior to the date of such settlement, compromise or concession, or (ii) obtained, as an unconditional term of such settlement, compromise or concession, an unconditional release, issued by the applicable taxing authority in favor of the Companies, for all responsibility in respect of the asserted liability.

11.6. Tax Treatment of Indemnification Payment. The parties agree to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes.
11.7. 338(h)(10) Election.

(a) Section 338(h)(10) Election; Allocation of “Adjusted Grossed-Up Basis.”  Sellers and Buyer may elect under Section 338(h)(10) of the Code to treat the sale of the Stock of the Companies, except for Hunter Mountain Ski Bowl, Inc. (the “338 Election Companies”), as a sale of all of their respective assets (the “338 Election”) and may make any such available election under any substantially similar state or local law.

(b) Allocation.   The Purchase Price allocable to the 338 Election Companies and the liabilities of the 338 Election Companies (plus other relevant items) will be allocated to the assets of the 338 Election Companies for all purposes (including Tax and financial accounting purposes) in the manner determined by Buyer in its reasonable discretion, provided, however, that to the extent an allocation results in ordinary income, rather than long term capital gain, to any of the Sellers, the Buyer shall reimburse the applicable Sellers in an amount sufficient to fully reimburse such Sellers’ tax obligation in excess of the long term capital gain rate (including tax obligations arising out of such additional payment).   Buyer shall provide Sellers with documents reflecting Buyer’s proposed allocation within sixty (60) days following the Closing Date.  Sellers shall thereafter, within fifteen (15) days, notify Buyer of any objections to such allocation.  Should Sellers so notify Buyer, the parties will work in good faith to determine a reasonable allocation.  Buyer and Sellers shall file all Tax Returns (including amended returns and claims for a refund) and information reports in a manner consistent with such allocation.

(c) Forms.   In connection with any 338 Election, Sellers and Buyer shall each sign at such time as Buyer elects to make the 338 Election and the allocation is agreed to (or as soon thereafter as practicable) all federal, state, local and other forms necessary to make the 338 Election jointly and shall make any required filings and take any and all other actions necessary or appropriate to effect and preserve the 338 Election. Sellers shall include in Sellers' income Tax Returns for the taxable period which includes the Closing Date any forms that are required to be so included on account of the 338 Election.  Sellers and Buyer shall cooperate fully, and in good faith, with each other in making the 338 Election.

(d) Modification; Revocation.  If a 338 Election is made, then once the allocation is agreed to Sellers shall not, and shall not permit any of the Companies respective Affiliates to, take any action to modify the Election Forms following the execution thereof, or to modify or revoke the 338 Election, or any such available election under any substantially similar state or local law, following the filing of the Election Forms, without the written consent of Buyer.

(e) Consistent Treatment.  Buyer and Sellers shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in applicable tax law.

(f) Expenses Resulting from 338 Elections.   Subject to Buyer’s obligations under Section 11.7(b), Buyer and its Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand, shall bear their respective administrative, legal and similar expenses resulting from the making of the 338 Election and any such available elections under any substantially similar state or local law.

11.8. Tax Sharing Agreements.   Any Tax sharing agreements or arrangements to which the Companies are a party or may have any liability or obligation shall be terminated effective as of the Closing. After the Closing, this Agreement shall be the sole Tax sharing agreement relating to the Companies for all Pre-Closing Tax Periods.

11.9. Survival of Obligations.   Notwithstanding any other provision of this Agreement, the obligations of the parties set forth in this Article 11 shall remain in effect until the expiration of the applicable statutes of limitations (including valid extensions thereof).

Article 12 TERMINATION
12.1. Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by the written mutual consent of the parties;

(b) upon written notice by (i) any Party, if any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (ii) such Judgment or other action shall have become final and non-appealable;

(c) upon written notice at any time on or after February 1, 2016 (the “Termination Date”) by any Party if the Closing has not occurred by the Termination Date;  provided, however, that (i) if Sellers are seeking termination, then the Sellers may not be in breach in any material respect of their representations, warranties, covenants or agreements contained in this Agreement or (ii) if Buyer is seeking termination, then Buyer may not be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; and provided further, however, Sellers may elect to extend the date of the Termination Date by up to 60 additional days if the condition set forth in Section 9.1 shall have not been satisfied and the parties shall have received a “second request” or the equivalent from the applicable Governmental Authorities;

(d) upon written notice to the other Party if the other Party is in material breach of any of its representations, warranties, covenants or agreements hereunder (which breach continues by such Party for 30 days after written notice thereof to such Party); provided, however, that if such other Party is Buyer, it shall not be entitled to such 30 day period if it is in default of its obligation to pay the Purchase Price to the Sellers on the Closing Date as provided herein; and provided, further, that (i) if Sellers are seeking termination, then Sellers may not be in breach in any material respect of their representations, warranties, covenants or agreements contained in this Agreement or (ii) if Buyer is seeking termination, then Buyer may not be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

12.2. Other Agreements; Material To Be Returned.

(a) In the event this Agreement is terminated pursuant to Section 12.1, the transactions contemplated by this Agreement and the Related Documents shall be terminated, without further action by any Party, and the Parties shall immediately enter into, or cause their relevant Affiliates to enter into, written consents to terminate each of the Related Documents that have become effective prior to the date of such termination.

(b) Furthermore, in the event that this Agreement is terminated pursuant to Section 12.1, Buyer shall return or destroy all nonpublic information regarding the Companies in accordance with the terms of the Mutual Non-Disclosure/Confidentiality Agreement.

12.3. Effect of Termination.  In the event this Agreement is terminated pursuant to Section 12.1 hereof, all obligations of the parties under this Agreement shall terminate and become void and of no further effect and there shall be no liability of any Party to any other Party except: (a) the obligations with respect to confidentiality and publicity contained in Section 9.7 hereof, (b) all obligations set forth in the Mutual Non-Disclosure/Confidentiality Agreement;  (c)  the obligations set forth in Section 13.3 in respect of certain fees and expenses, (d) the obligations with respect to brokers contained in Sections 3.16 and 4.6 and (e) this Article 11;  provided, however, that no Party shall be relieved from liabilities arising out of any willful breach of its representations and warranties, or for any breach of its covenants or other agreements contained in this Agreement.

Article 13 MISCELLANEOUS

13.1. Complete Agreement.   This Agreement, the Related Documents and the Schedules and Exhibits attached hereto and thereto and the documents referred to herein and therein constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

13.2. Waiver, Discharge, etc.   This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties by their duly authorized representatives. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way be construed to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.3. Fees and Expenses.   Except as otherwise expressly provided in this Agreement, Sellers shall pay all legal, broker, accountant and similar fees and expenses incurred by the Sellers, and Buyer shall pay all legal, broker, accountant and similar fees and expenses incurred by Buyer, in each case in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Seller shall pay all real estate transfer taxes and payable as a result of the consummation of the transaction contemplated hereby, and Buyer shall pay all sales taxes payable as a result of the consummation of the transaction contemplated hereby.  Buyer shall also pay all other customary costs, fees and expenses associated with the transactions contemplated by this Agreement.

13.4. Amendments.  No amendment to this Agreement shall be effective unless it is in writing signed by the Parties.    No amendment to any Related Document shall be effective unless it shall have been approved in writing by the Parties.

13.5. Notices.   All notices, requests, consents and demands to or upon the respective parties shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made: (a) if delivered by hand including by overnight courier, when delivered; or (b) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery. In each case: (a) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day; and (b) notice shall be sent to the address of the Party to be notified, as follows, or to such other address as may be hereafter designated by the respective Parties in accordance with these notice provisions:

If to Buyer, to:

Peak Resorts, Inc.

Attn: Steve Mueller

17409 Hidden Valley Drive

Eureka, Missouri 63025

With a copy to:

David L. Jones

Sandberg Phoenix & von Gontard PC

120 S. Central, Suite 1500

St. Louis, Missouri 63105

If to the Sellers, to:

Hunter Mountain Ski Bowl, Inc.

Attn: Paul Slutzky

P.O. Box 295

Hunter,  New York 12442

and a copy to:

Thomas J. Collura

Hodgson Russ LLP

677 Broadway, Suite 301

Albany,  New York 12207

13.6. Venue.   Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in any federal or state court in Albany County, New York and each Party waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in Albany County, New York and each Party  hereby irrevocably submits to the jurisdiction of any such court in Albany County, New York in any action, suit or proceeding.

13.7. Governing Law; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflict of law principles.
(b) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, 32

SUIT, OR PROCEEDING BETWEEN THE PARTIES TO THIS AGREEMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT.
13.8. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.9. Interpretation.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in one form have correlative meanings when used herein in any other form. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”,  “includes” and “including” shall be deemed to be followed by the words “without limitation”.

13.10. Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.

13.11. Successors.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties except with the prior written consent of the other Parties or by operation of law; provided, however, Buyer may assign any or all of its rights or delegate any or all of its duties under this Agreement to any Affiliate without the prior written consent of Sellers; provided further, however, that Buyer shall remain liable for its obligations and duties under this Agreement notwithstanding any such assignment.

13.12. Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred herein, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached.  The Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

13.13. Third Parties.   Except as provided in Sections 10.2 and 10.3, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

13.14. Severability.   If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.

13.15. Counterparts; Effectiveness.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original. This Agreement shall become effective when each Party shall have received counterparts hereof signed by all of the other parties.

13.16. NO OTHER REPRESENTATIONS.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SPECIFICALLY CONTAINED IN ARTICLE 3,  NONE OF THE COMPANIES, SELLERS, OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE COMPANIES, THE RESORTS OR SELLERS. IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 3, NONE OF THE COMPANIES, SELLERS OR ANY OTHER PERSON MAKES ANY

REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER, INCLUDING IN ANY “DATA ROOMS,” IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER-MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).

13.17. CONDITION OF THE BUSINESS.   EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 AND WITHOUT LIMITING THE PROVISIONS OF SECTION 13.16, THE COMPANIES ARE BEING SOLD WITH THEIR ASSETS AND THE RESORTS IN “AS IS” CONDITION, AND NONE OF THE COMPANIES, SELLERS OR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO SUCH ASSETS, THE RESORTS, OR THE COMPANIES, INCLUDING ANY REPRESENTATION OR WARRANTY: (A) AS TO THE FUTURE SALES OR PROFITABILITY OF THE BUSINESS AS IT WILL BE CONDUCTED BY BUYER OR (B) ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLERS.

NO OTHER REPRESENTATIONS.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER SPECIFICALLY CONTAINED IN ARTICLE 4, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, BUYER.   IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 4, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO SELLERS.

13.18. INDEPENDENT INVESTIGATION.   BUYER HEREBY ACKNOWLEDGES AND AFFIRMS THAT IT HAS CONDUCTED AND COMPLETED ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE COMPANIES, THEIR. RESPECTIVE ASSETS AND THE RESORTS, THAT IT HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE RESULTS OF OPERATIONS, CONDITION (FINANCIAL AND OTHERWISE) AND PROSPECTS OF SUCH ASSETS, THE RESORTS AND THE COMPANIES AS IT HAS DEEMED NECESSARY OR APPROPRIATE, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IT HAS RELIED SOLELY ON: (A) ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE RESORTS AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS CONTAINED IN THIS AGREEMENT.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above:

SELLERS:

____/s/ Paul Slutzky_______________

Paul Slutzky

____/s/ Charles B. Slutzky__________

Charles B. Slutzky

____/s/ David Slutzky______________

David Slutzky

____/s/ Gary Slutzky_______________

Gary Slutzky

____/s/ Carol Slutzky-Tenerowicz_____

Carol Slutzky-Tenerowicz

BUYER:

Peak Resorts, Inc.

By:  ____/s/ Stephen Mueller_________

      Name:  Stephen Mueller

      Title:  Vice President